Exhibit 99.1

CALLON PETROLEUM COMPANY, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On February 13, 2017, Callon Petroleum Operating Company, a wholly owned subsidiary of Callon Petroleum Company (“Callon” or the “Company”) completed the acquisition of 29,175 gross (16,688 net) acres in the Delaware Basin, primarily located in Ward and Pecos Counties, Texas from American Resource Development, LLC, for total cash consideration of $632.9 million, excluding customary purchase price adjustments (the “Ameredev Transaction”). The Company acquired an 82% average working interest in the properties acquired in the Ameredev Transaction.

We derived the unaudited pro forma consolidated financial statements from the historical consolidated financial statements of the Company and the Combined Schedules of Revenues and Direct Operating Expenses for the Ameredev Transaction for the respective periods. The unaudited pro forma consolidated statement of operations for the three months ended March 31, 2017 give effect to the Ameredev Transaction as if it occurred on January 1, 2017.

The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable as of the date of this Current Report on Form 8-K/A. Assumptions underlying the pro forma adjustments related to the Ameredev Transaction are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated statement of operations. The pro forma adjustments reflected herein are based on management’s expectations regarding the Ameredev Transaction discussed above.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not purport to indicate the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the Ameredev Transaction been consummated on the date or for the period presented. The unaudited pro forma consolidated statement of operations should be read in connection with the Company’s Current Reports on Form 8-K filed on December 13, 2016 and February 15, 2017, and Form 8-K/A, filed on May 1, 2017, which provide a more complete description of the Ameredev Transaction.

CALLON PETROLEUM COMPANY

Unaudited Pro forma Consolidated Statements of Operations for the Three Months Ended March 31, 2017

($ in thousands, except share data)

		Ameredev
	Historical	Transaction		Pro forma
Operating revenues:
Oil sales	$72,008	$ *		$	*
Natural gas sales	9,355	*			*

Total operating revenues	81,363	3,053	a		84,416
Operating expenses:
Lease operating expenses	12,937	247			13,184
Production taxes	5,904	148			6,052
Depreciation, depletion and amortization	24,433	—			24,433
General and administrative	5,206	—			5,206
Accretion expense	184	—			184
Acquisition expense	450	—			450

Total operating expenses	49,114	395	a		49,509

Income (loss) from operations	32,249	2,658			34,907

Other (income) expenses:
Interest expense, net of capitalized amounts	665	—			665
Gain on derivative contracts	(15,303)	—			(15,303)
Other income, net	(708)	—			(708)

Total other expenses	(15,346)	—			(15,346)

Income (loss) before income taxes	47,595	2,658			50,253
Income tax expense	466	—	b		466

Net income (loss)	47,129	2,658			49,787
Preferred stock dividends	(1,824)	—			(1,824)

Income (loss) available to common stockholders	$45,305	$2,658			$47,963

Loss per common share:
Basic	$0.23				$0.24
Diluted	$0.22				$0.24
Shares used in computing loss per common share:
Basic	201,054				201,054
Diluted	201,740				201,740

*	Pro forma operating revenues did not separately break out oil and natural gas sales.

1. Basis of Presentation

On February 13, 2017, Callon Petroleum Operating Company, a wholly owned subsidiary of Callon Petroleum Company (“Callon” or the “Company”) completed the acquisition of 29,175 gross (16,688 net) acres in the Delaware Basin, primarily located in Ward and Pecos Counties, Texas from American Resource Development, LLC, (the “Acquired Properties”) for total cash consideration of $632.9 million, excluding customary purchase price adjustments (the “Ameredev Transaction”). The Company acquired an 82% average working interest in the properties acquired in the Ameredev Transaction.

We derived the unaudited pro forma consolidated financial statements from the historical consolidated financial statements of the Company and the Combined Schedules of Revenues and Direct Operating Expenses for the Ameredev Transaction for the respective periods. The unaudited pro forma consolidated statement of operations for the three months ended March 31, 2017 give effect to the Ameredev Transaction as if it occurred on January 1, 2017.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not purport to represent what the Company’s financial position or results of operations would have been if the Ameredev Transaction had occurred as presented, or to project the Company’s financial position or results of operations for any future periods. The pro forma adjustments related to the Ameredev Transaction are based on available information and certain assumptions that management believes are reasonable. The pro forma adjustments are directly attributable to the Ameredev Transaction and are expected to have a continuing impact on the Company’s results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited consolidated pro forma financial statements have been made.

2. Pro Forma Adjustments

Unaudited Pro forma Consolidated Statements of Operations for the three months ended March 31, 2017

(a)	To record the historical revenues and direct operating expense for the period January 1, 2017 to February 13, 2017, related to the Ameredev Transaction.

(b)	The Company typically provides for income taxes at a statutory rate of 35%, but as a result of the write-downs of oil and natural gas properties recognized in the third and fourth quarters of 2015, the Company has incurred a cumulative three year loss resulting in no income tax expense.

3